Exhibit 99.1

AMC NETWORKS INC. ANNOUNCES $500 MILLION
INCREASE IN STOCK REPURCHASE PROGRAM

New York, NY - June 13, 2018: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today announced that its board of directors has approved an increase of $500 million to its previously announced program to repurchase its outstanding shares of common stock. The new authorization of $500 million increases the total amount authorized to $1.5 billion under the stock repurchase program.

The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors.

The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time.

About AMC Networks Inc.
Dedicated to producing quality programming and content for more than 30 years, AMC Networks Inc. owns and operates several of the most popular and award-winning brands in cable television. AMC, IFC, SundanceTV, WE tv, and IFC Films produce and deliver distinctive, compelling and culturally relevant content that engages audiences across multiple platforms. The company also operates BBC America through a joint venture with BBC Worldwide. In addition, the company operates AMC Networks International, its global division. For more information, please visit www.amcnetworks.com.

Contacts:
Seth Zaslow
Investor Relations
646-273-3766
seth.zaslow@amcnetworks.com

Georgia Juvelis
Corporate Communications
917-542-6390
georgia.juvelis@amcnetworks.com